Exhibit 10.44

AUTHORISED ALLIANCE SUPPORT ORGANISATION AGENCY AGREEMENT

THIS AGREEMENT No.          is made the 19th day of September 2003 between DATEC AUSTRALIA PTY LTD, ABN                          of Unit 5, 79 Bourke Rd, Alexandria, NSW 2015 (“AASO”) and HEWLETT-PACKARD AUSTRALIA PTY LTD ABN 74 004 394 763 of 31-41 Joseph Street Blackburn, Victoria (“HP”)

WHEREAS:

A.	HP manufactures, imports, markets and supports various computers and computer peripheral products.

B.	AASO has the technical capability to support (including by way of repair and maintenance) various HP computers and computer peripheral products.

C.	HP desires to appoint AASO as an Authorised Alliance Support Organisation to carry out repairs on certain HP computers and computer peripheral products on the terms and conditions set out below.

Therefore, it is mutually agreed as follows:-

1.	APPOINTMENT

1.1	HP appoints AASO, and AASO accepts the appointment by HP, as a non-exclusive “Hewlett-Packard Authorised Alliance Support Organisation” for the products listed in Attachment 1 and as amended by HP from time to time (“HP Products”), whereby AASO will perform repairs and generally provide maintenance service on the HP Products as and when required by an owner or a user of HP Products on behalf of, and upon instruction from, HP as provided under this Agreement.

2.	AUTHORISED ACTIVITIES

2.1	AASO will provide the repair and maintenance services set out in Attachment 3 to owners and users of the HP Products in the geographic area stipulated in Attachment 2. Notwithstanding AASO’s acceptance of such responsibility, nothing in this Agreement shall prevent HP from appointing, at HP’s sole discretion, additional Authorised Alliance Support Organisations for such geographical area.

2.2	With respect to each repair carried out by AASO under this Agreement, the agency relationship between HP and AASO commences upon the raising of an HP Service Request, and concludes when a call is closed in accordance with the procedures set out in Attachment 4.

2.3	Subject to acceptance by AASO, HP may add one or more products to the list of HP Products. HP may delete one or more products from the list of HP Products by giving 90 days prior written notice to AASO.

2.4	Where AASO acts to perform maintenance and support service that is NOT a HP Service Request, then the parties agree that such action is taken independently of HP. As such HP and AASO shall have no obligations to each other in respect of such maintenance and support service.

3.	DEFINITIONS AND INTERPRETATIONS

3.1	AASO Spare Part means a HP Spare Part that is owned and maintained by the AASO.

3.2	Exchange Parts means HP Spare Parts that are of sufficient value to HP that defective units must be returned to HP.

3.3	HP Products means the products listed in Attachment 1 to this Agreement

3.4	HP Spare Part means a new or refurbished part that has a HP part number and is obtained from a source approved by HP.

3.5	HP Service Report means the report set out at Attachment 8, as amended by HP from time to time, or an alternative form of report approved by HP.

3.6	HP Service Request means a request from HP to the AASO to carry out repair work, or to provide maintenance services pursuant to this Agreement. All HP Service Requests are provide with a unique CSO (Customer Service Order) number prefixed by the number 906 (e.g. 9061CB345)

3.7	Non-exchange Parts means HP Spare Parts that, once defective, are disposable in a manner acceptable to HP and not required to be returned.

4.	TERM

4.1	Agreement Term: This Agreement commences on 1 July 2003 and shall continue for a period of two years until 30 June 2005 or such other date as is agreed in writing between the parties.

5.	RESPONSIBILITIES OF HP

5.1	Payment

HP will pay AASO for repairs in accordance with clause 10 of this Agreement.

5.2	Account Management and Escalation Management

For any HP Product that is the subject of a HP Service Request, HP shall retain the responsibility for managing all aspect of support delivery with the end customer. This includes the management of any customer satisfaction issues arising from AASO delivery.

5.3	Service Documentation:

HP will make available to AASO via a Web Site, service documentation and updates for the HP Products. This documentation will include information on parts changes, servicing suggestions and training class schedules. Hard copies of service documentation will be available for purchase by AASO.

5.4	Technical Telephone Assistance Service

HP will provide technical telephone assistance to all AASO representatives from a designated HP centre for the HP Products in accordance with the procedure set out in Attachment 6.

5.5	Spare Parts

5.5.1	AASO Spare Part Replacement: Where a separate agreement exists such that AASO is to provide AASO Spare Parts when carrying out repairs under this Agreement, HP shall replace any AASO Spare Part reasonably consumed as part of the repair. Except to the extent such repairs or re-repairs are required to be done as a result of the negligent or willful acts or omissions of AASO, its employees or agents in which case AASO will bear the cost of such repairs or re-repairs.

5.5.2	HP to provide parts: With the exception of special tools, diagnostic media and parts required for diagnostic purposes, as defined by HP, where AASO is unable to provide an AASO Spare Part to complete an authorised HP Service Request, HP shall provide the part from HP inventory. In addition, HP shall be liable for transport charges to and from the AASO premises.

5.5.3	Special tools, diagnostic media and parts required for diagnostic purposes, as defined by HP, shall be purchased by AASO (subject to AASO approval), unless HP deems it necessary for the purpose of AASO servicing HP’s customers, with respect to current business needs in which case HP will provide them, but all such equipment will remain the property of HP

5.5.4	Non-exchange Parts: Where HP is required to provide a Non-exchange part to AASO as part of an authorised HP Service Request, it shall be provided to AASO as per the process set out at Attachment 3. Non-exchange parts are not required to be returned to HP unless specifically requested.

5.5.5	Exchange Parts: Where HP is required to provide an Exchange part to AASO as part of an authorised HP Service Request, it shall be provided to AASO as per the process set out at Attachment 3. HP reserves the right to charge AASO the price for an equivalent new part if the defective Exchange Part is not received at HP within 14 days from date of repair completion.

5.5.6	Consumable parts: Parts that are defined as consumables for testing and not for return, are to be used as required by AASO. AASO will not be charged for consumable parts but HP reserves the right to monitor and change this arrangement with respect to AASO if HP (in its sole judgment) deems that AASO is misusing this facility

5.5.7	Trade Parts Discount: Where AASO purchases from HP a HP Spare Part, HP shall extend a discount of 25% off the then current list price. This discount shall apply for both exchange and non-exchange parts.

5.5.8	HP Warranty: HP warrants that on delivery to AASO, and for a period of 90 days thereafter, all HP Spare Parts so delivered will perform in accordance with the specification upon installation and subject to AASO’s obligation to implement and maintain electrostatic discharge protection procedures in accordance with clause 5.4.4, HP agrees to replace at no charge to AASO any spare part not meeting this warranty.

5.5.9	Trade Parts Return Policy: Spare Parts purchased pursuant to clause 5.5.7 may be returned to HP in accordance with HP’s then current Spare Parts return policy.

5.6	Training

HP will provide the following training to AASO in respect of the HP Products:

5.6.1	Theory of operation, trouble shooting and repair of the Products will be provided to one permanent employee of AASO for the purpose of “training the trainer”. Where prior written approval from HP is obtained, HP will bear the cost of such training including:

•	tuition

•	travel (HP and AASO staff)

•	accommodation (HP and AASO staff)

for such training, however, the person trained will then be required to provide that training to AASO’s other engineers/agents at each site operated by AASO.

5.6.2	Further training will be provided to one AASO employee whose role it is to provide call administration services relating to this Agreement including field dispatch and coordination, parts management, service call closure, and invoice generation.

5.6.3	Where, subject to this clause, HP provides training, any travel and accommodation expenses will be borne by HP if approved in writing by HP prior to the expense being incurred. All food, beverages and other living expenses will be borne by AASO. Any repeat training will be at the expense of AASO unless otherwise agreed to by HP and AASO.

5.7	Special Assistance by HP

HP, at its sole discretion, may provide special assistance at no charge in situations where the AASO, after using all reasonable endeavours is unable to complete a repair. Special assistance may include:

•	onsite assistance by a HP Engineer

•	additional training, including on-the-job training

•	coaching/mentoring

5.8	Customer Satisfaction Survey

HP may engage a third party organisation to carry out a periodic survey of customer satisfaction in order to independently validate the level of satisfaction with support services delivered by AASO. This survey shall form the basis of any customer satisfaction-related service levels that HP, upon 14 days notice to the AASO, may require the AASO to achieve.

5.9	Reports

HP will provide a periodic report, as detailed in Attachment 3, which will be used to determine AASO performance.

6.	RESPONSIBILITIES OF AASO

6.1	Audit and Reporting Requirements

AASO will complete the HP Service Report and maintain records of all repairs to HP Products, including repair date, customer name and address, model and serial number of products repaired, model and serial number of replacement and faulty parts and proof-of-purchase information. AASO will permit HP access to all such records upon request. Upon reasonable notice from HP, AASO will permit a representative from, or on behalf of, HP during normal business hours to inspect the premises of AASO or its agents and review the operations of AASO or its agents with its employees and customers.

6.2	Warranty Repair

AASO will direct all end user requests for warranty repairs on HP Products back to HP to ensure that a HP Service Request is initiated.

6.3	Repair of non-HP Product

Where AASO is requested by HP to repair products that AASO is not authorised to repair hereunder, AASO will promptly contact HP and the parties will agree on how such request is to be met.

6.4	Spare Parts

6.4.1	HP Spare Parts: Except where otherwise directed by HP, AASO agrees that it will use only HP Spare Parts in the course of providing repair and maintenance services as detailed in this Agreement.

6.4.2	AASO agrees that all parts supplied by HP under this Agreement are only for use in repairing or servicing the HP Products and are not to be separately resold or used to repair or service product that is not the subject of a HP Service Request. No parts supplied under this Agreement are to be exported from Australia regardless of the intended use of these parts.

6.4.3	HP owned HP Spare Parts assigned to AASO must be returned in accordance with HP’s Spare Parts return procedure set out in Attachment 5, or as such procedure is updated from time to time.

6.4.4	AASO will implement and maintain electrostatic discharge protection procedures in respect of HP Spare Parts. For this purpose, AASO (if it has no similar product already installed) agrees to purchase and use an electrostatic discharge workstation and parts packaging so as to minimise the risk of damage to HP Products and maintain HP Spare Parts in good working order.

6.4.5	AASO Spare Parts: Where AASO maintains a stock of spare parts, it will make such spare parts available to its staff for use in repairing and servicing the HP Product. Where AASO is required to maintain of stock of AASO Spare Parts (such requirement will be the subject of a separate agreement), details of such parts are included at Attachment 7.

6.4.6	AASO Spare Parts Warranty: AASO warrants that all AASO Spare Parts used pursuant to this Agreement will perform in accordance with the manufacturer’s specification upon installation, and for a period of 90 days thereafter, and will replace at no charge to HP any spare part not meeting this warranty.

6.4.7	HP owned parts held by AASO: Where, subject to separate agreement between HP and AASO, AASO holds HP owned HP Spare Parts at the AASO premises, AASO agrees to manage, maintain and use such HP Spares Parts in accordance with terms and conditions as set down by HP.

6.5	Documentation

AASO will use all documentation supplied under this Agreement only in relation to repair of HP Products, and will not duplicate such documentation, or sell or give it to any other person or entity without the prior written consent of HP.

6.6	HP Authorised Alliance Support Organisation

In reference only to its repair of HP Products under this Agreement, AASO will refer to itself only as a “Hewlett Packard Authorised Alliance Support Organisation” and will display prominently at each business location an official HP sign. Upon termination of this Agreement AASO will no longer have authorisation to display the official HP sign nor represent itself as a “Hewlett-Packard Authorised Alliance Support Organisation”

6.7	HP Trade Marks

Any display of HP’s trademarks (including “Hewlett-Packard Authorised Alliance Support Organisation”) (“HP Marks”) must be in good taste, in a manner that preserves their value as HP Marks, and in accordance with standards provided by HP for their display. AASO will not display any name or symbol in a way which may imply that AASO is an agency or branch of HP; AASO will immediately discontinue any such display of a HP Mark, name or symbol upon request from HP. Any rights or purported rights or goodwill in any HP Marks acquired through AASO’s display belong solely to HP. AASO will not attempt to register the HP Marks or any part thereof in any jurisdiction.

6.8	Performance

6.8.1	AASO will provide all support and warranty services in accordance with the process and performance levels specified in Attachment 3 and as such Attachment is amended by HP, and agreed to by AASO, from time to time.

6.8.2	AASO warrants that staff used to provide services under this Agreement are trained and experienced in support of the product that is the subject of the HP Service Request, and that they will use the requisite skills and experience to perform the service.

6.8.3	HP may remove any product or products from the list of HP Products effective immediately upon written notice if AASO does not have sufficient staff trained to repair or maintain that HP Product or HP Products.

6.8.4	No AASO labels. AASO warrants that its staff will not affix any AASO branded labels to any HP equipment whilst onsite as part of a HP Service Request. Nor shall AASO staff leave any promotional material at the customer site.

6.9	Call Closing Procedure

AASO will follow the call closing procedures set out in Attachment 4 and as amended from time to time by agreement between the parties.

6.10	General

6.10.1	Represent HP. AASO will represent the best interests of HP in all dealings arising from services provided pursuant to this Agreement and in all matters will act loyally and faithfully toward HP.

6.10.2	AASO will observe all reasonable directions and instructions given to AASO by HP in relation to the AASO’s duties under this Agreement.

6.10.3	AASO will conduct its business in an orderly and business like manner, and comply with all applicable laws and regulations.

6.10.4	AASO must not make any representations or give any warranties or other benefits in favour of a customer or a potential customer, or to the detriment of HP, other than those authorized by HP.

6.10.5	AASO must not describe itself as agent or representative of HP except as authorized by this Agreement.

6.10.6	AASO must not make any profit, other than by means of the payments made to AASO under clause 10, from the conduct carried out under this Agreement.

6.10.7	AASO must not amend or modify the terms of any HP Service Request or any documentation provided by HP to AASO for any customer, without the prior written approval of HP.

6.10.8	No Use of Customer Information. AASO must not use any customer details, including name, address or business type for any purpose other than for meeting its obligations under this Agreement. Specifically, AASO must not use customer details provided by HP for the purpose of carry out any business activity that is not the subject of this Agreement, including market and/or sales of AASO supplied products, support services or consumables.

6.10.9	Infrastructure. AASO must ensure that it has all necessary infrastructure, including resources, tools and process, in place and available to allow AASO to meet it commitments under this Agreement. This includes, but is not limited to:

•	systems/process to log HP Service Request

•	systems/process to assign HP Service Request to field engineers

•	systems/process to track progress of repair and maintenance activities

•	systems/process to receive, track, assign and return HP Spare Parts

•	systems/process to record and maintain all data pursuant to clauses 5.1 and 5.9 of this Agreement.

6.10.10	Professional Conduct. AASO and any other employees or representatives of AASO, when representing HP, will adhere to HP’s Employee Harassment Policy and to the extent applicable to the nature of the services, will comply with HP’s Standards of Business Conduct. For the avoidance of doubt, AASO will avoid any actual or potential conflicts of interest, including by not disparaging HP or its products and when representing HP not to recommend competitive products or services. A copy of the latest versions of these documents has been provided to AASO prior to execution of this Agreement.

7.	LIABILITY AND INDEMNITY

7.1	AASO indemnities HP and holds HP harmless at all times from and against any and all loss, damage or liability (whether criminal or civil) suffered (and legal fees and costs incurred) by HP resulting from a breach of this Agreement by AASO or any act or neglect of AASO or of AASO’s sub-agents or employees.

7.2	Except for AASO’s breach of this Agreement relating to confidentiality or intellectual property, in no event will either party be liable to the other for consequential, incidental or special damages arising from any claim or action hereunder, whether based on contract, tort or other legal theory.

7.3	In no event will HP be liable to AASO for damages for any cause whatsoever in an amount in excess of the amounts paid by HP to AASO under this Agreement in the preceding year. Except for damages in respect of death or personal injury or AASO’s breach of this Agreement relating to confidentiality or intellectual property, in no event with AASO be liable to HP for damages in an amount in excess of the amounts paid by HP to AASO under this Agreement in the preceding year.

8.	TERMINATION

8.1	Without prejudice to any other rights HP may have under this Agreement or at law, HP may terminate this Agreement:

(a)	immediately by notice in writing if the AASO is in breach of any term and such breach is not remedied within 10 business days of written notice by HP;

(b)	by giving 30 days prior written notice to AASO in the event that in the opinion of HP, AASO is not providing a level of service consistent with the standard of service required by HP of its repair providers;

(c)	immediately by notice in writing:

(i)	if AASO commits any act of bankruptcy, enters into a composition or arrangement with its creditors or, if AASO is a body corporate, is insolvent, is unable to pay it debts, presents a petition or has a petition presented by a creditor for its winding up, or enters into liquidation (other than for the purpose of reconstruction or amalgamation), has a receiver appointed or ceases to carry on business;

(ii)	if AASO by any cause is prevented from performing its obligations hereunder for a continuous period of one month;

(iii)	if AASO, without HP’s written consent, undergoes a merger, acquisition, consolidation or other reorganisation with the result that a different entity controls 20% or more of AASO’s capital stock or assets after such transaction; or

(iv)	if AASO, without HP’s written consent, undergoes a significant change in control or management of AASO’s operations.

8.2	AASO may terminate this Agreement immediately by notice in writing if HP is in material breach of this Agreement and such breach is not remedied within 20 days of written notice by AASO.

8.3	Upon expiry or termination of this Agreement for any reason each party will thereupon return to all materials that are the property of the other party.

8.4	No Fault Termination: Either party may terminate this Agreement at any time and without cause by giving the other party 90 days prior written notice.

9.	CONFIDENTIALITY AND SECURITY

9.1	For the purposes of this clause:

“Confidential Information” means the information of the Disclosing Party which comes into the possession of the Receiving Party as a result of the Receiving Party’s obligations under this Agreement which:

i	is by its nature confidential;

ii	is designated as confidential in writing;

iii	the Receiving Party knows or ought to know is confidential; or

iv	without limitation, is related used in relation to pricing to HP’s customers, or payments made by HP to AASO;

but shall not include information which:

i	is already in the Receiving Party’s possession;

ii	is or becomes publicly available through no fault of the Receiving Party;

iii	is or becomes independently developed by the Receiving Party outside the scope of this Agreement;

iv	is rightfully received from a third party without a duty of confidentiality on the third party; or

v	is disclosed under operation of law.

“Disclosing Party” means the party disclosing Confidential Information to the other party.

“Receiving Party” means the party receiving the Confidential Information from the other party.

The terms of this Agreement are the Confidential Information of HP.

9.2	Neither party without the written approval of the other party (which approval shall not be unreasonably withheld) will make public or disclose to a third party any information about this Agreement or any Confidential Information.

9.3	Both parties agree that they will use the same degree of care to avoid unauthorised dissemination or publication of the Confidential Information that it uses with respect to its own confidential information.

9.4	The Disclosing Party shall retain title to all forms of the Confidential Information and all copies delivered pursuant to this Agreement. Except as may be required for the provision of the services under this Agreement, the Receiving Party shall not copy or reproduce any confidential Information without written authorisation of the Disclosing Party.

9.5	No disclosure of Confidential Information shall be construed as granting to the Receiving Party either expressly or by implication any right or interest under any patent, copyright, trade secret, trademark or other proprietary right other than a right to use the Confidential Information to implement this Agreement.

9.6	Upon the expiry or termination of this Agreement or on written request by the Disclosing Party, the Receiving Party shall promptly return or destroy all Confidential Information received from the Disclosing Party.

9.7	This confidentiality provision shall survive the termination or expiration of this Agreement.

9.8	If the Receiving Party is or may be required by law or court order to disclose any Confidential Information, it will promptly notify the Disclosing Party in writing of the requirement. The Receiving Party agrees to use reasonable endeavours to assist and permit the Disclosing Party to oppose or restrict the disclosure. If disclosure cannot be avoided, the Receiving Party will use its best efforts to make disclosure on terms which will preserve the strictest confidentiality of the Confidential Information.

9.9	Any use of or access to HP’s premises, facilities and information assets and systems (including without limitation computers, networks and voice mail) granted to the AASO is subject to the following conditions:

(a)	AASO will comply with all security regulations, procedures and directions which HP may give from time to time regarding any aspect of security or access;

(b)	without limiting the operation of clause 8.8(a) AASO will ensure that, when accessing HP’s information assets and systems, it has adequate security measures in place to comply with the obligations under clause 8.8 and that such access will not impair the integrity or availability of HP’s information assets and systems;

(c)	such use or access is only granted to AASO for the purpose of performing its obligations under this Agreement and is limited to the specific premises, facilities and information assets and systems, time periods and those of the AASO staff designated by HP from time to time;

(d)	HP does not warrant that AASO’s access to information assets or systems will be continuous or fault-free; and

(e)	HP may immediately suspend or cancel AASO’s use or access.

9.10	Upon reasonable notice, HP may, at its cost, audit AASO to verify AASO’s compliance with these obligations.

10.	PAYMENT

10.1	Subject to this clause, HP will pay AASO as the amounts set out in Attachment 3 provided AASO provides to HP a valid tax invoice showing the correct amounts owing to AASO.

10.2	AASO will provide an itemised valid tax invoice, not more frequently than weekly, with an attached summary sheet in the format of the spreadsheet at Attachment 9 to this Agreement and as such spreadsheet is modified from time to time by HP.

10.3	Invoices will be accepted by HP only if the HP Service Request is closed in accordance with clause 6.9. A HP Service Request is deemed closed once:

(a)	all HP owned spare parts assigned to AASO in support of the HP Service Request have been returned to HP, including a courier acting for HP, and

(b)	the fault that is the subject of the HP Service Request has been rectified, and there has been no reoccurrence of the fault for a period of 30 days (except where such reoccurrence is the direct result of a HP supplied DOA spare part), and

(c)	call closure details have been provided to HP pursuant to Attachment 4.

10.4	Unless otherwise agreed, payment terms are net 30 days from receipt by HP of the applicable invoice.

10.5	GST

10.5.1	The rates set out in Attachment 3 are exclusive to GST.

10.5.2	AASO must do all things that may be necessary or desirable to enable or assist HP to claim any credit, set-off, refund or rebate in respect of GST, including the timely provision of valid tax invoices and other documentation containing specified information as required by GST legislation.

11.	GENERAL

11.1.	No assignment

11.1.1	Neither party may, directly or indirectly, in whole or in part, either by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party’s written consent. Any attempted assignment, transfer or delegation without such prior written consent will be void. Notwithstanding the foregoing, HP, or its permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder without consent: (a) to any entity controlled by, or under common control with, HP, or its permitted successive assignees or transferees; or (b) in connection with a merger, reorganisation, transfer, sale of assets or product lines, or change of control or ownership of HP, or its permitted successive assignees or transferees. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

11.1.2	Subject to obtaining any necessary consents from HP for the use of sub-agents, AASO will ensure the compliance of any sub-agents it uses with AASO’s obligations under this Agreement.

11.2.	Notices

11.2.1	Subject to clause 11.2.2, any notice to be given by either party to the other hereunder will be in writing and may be sent by Electronic Mail or facsimile to the Electronic Mail address or facsimile number of the other party and if so sent will be deemed to have been received at the time of transmission.

11.2.2	Termination notices must not be sent by Electronic Mail.

11.3.	Intellectual Property rights

11.3.1.	Nothing herein contained shall transfer to AASO any intellectual property right, including copyright, in any products or materials provided by HP to AASO pursuant hereto.

11.3.2.	Unless otherwise agreed to in writing by the parties, all intellectual property rights in or associated with any deliverable or Service created or carried out under this Agreement will belong to and vest in, and is hereby assigned to, HP.

11.3.3.	AASO warrants that in carrying out any activities under this agreement, it will not, and will ensure that its staff, employees and representatives (“Personnel”) will not, infringe my third party’s intellectual property rights or other proprietary rights or contravene applicable laws. AASO will use its best efforts to ensure that no deliverable created under this Agreement will infringe any third party’s intellectual property rights or other proprietary rights or contravene applicable laws. AASO will not, and will ensure that its Personnel will not use any pre-existing intellectual property rights in connection with this Agreement unless AASO or its Personnel has the right to use it for HP’s benefit.

11.4.	Insurance

11.4.1.	During the term of this Agreement and at all times that the AASO discharges its obligations to HP under this Agreement, AASO will maintain in full force and effect, at AASO’s own expense, insurance coverage to include:

(a)	Workers’ compensation insurance as required by law or regulation

(b)	General liability insurance in the amount of A$10 million.

(c)	Comprehensive Vehicle Insurance

(d)	liability insurance covering acts, errors or omissions of the AASO relevant to this Agreement. Such insurance will include limits of not less that A$10 million and will remain in effect for not less than one year following the date of termination of the Agreement.

11.4.2.	A certificate of insurance evidencing the required coverage and limits must be furnished to HP prior to the commencement of any services, and at other such times as requested by HP. In no event will the coverage or limits of the insurance maintained by the AASO under this clause or the lack or unavailability of any other insurance, limit or diminish in any way the AASO’s obligations or liability to HP under this Agreement.

11.5.	Identification

All employees and representatives of AASO, while on HP premises or when representing HP to outside clients and organisations, must carry at all times a letter of introduction, name tag, business card, phone badge, security tag, or other document acceptable to HP so as to prove identification.

11.6.	Governing Laws

Disputes arising in connection with this Agreement will be governed by the laws of the State of Victoria, Australia and the courts of the State of Victoria, Australia will have non-exclusive jurisdiction.

11.7.	Force Majeure

Neither party will be liable for performance delays or non-performance due to causes beyond their reasonable control.

11.8.	Entire Agreement and variations

This Agreement and the Attachments constitute the entire understanding between HP and AASO, and supersede any previous communications, representations or agreements between the parties, whether oral or written, regarding transactions hereunder. This Agreement may not be changed without the written consent of both parties.

11.9.	No waiver

The failure of either party to enforce at any time or for any period any one or more of the terms or conditions of this Agreement will not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

11.10.	Severability

If any term or condition of this Agreement is held to be invalid, illegal or unenforceable, that term or condition is to be read down, if possible, so as to be valid and enforceable, and is otherwise capable of being severed to the extent of the invalidity, illegality or unenforceability, without affecting the validity or enforceability of the remainder of this Agreement.

11.11.	Privacy

AASO will ensure that it complies with the requirements of the Privacy Act 1988 (Cth), as amended by the Privacy Amendment (Private Sector) Act 2000 (Cth), and as may be further amended from time to time.

EXECUTED AS AN AGREEMENT

HEWLETT-PACKARD AUSTRALIA LIMITED

By:	/s/ Christine Scammell
Name:	Christine Scammell
Title:	General Manager HP Customer Support

AASO

DATEC AUSTRALIA PTY LTD

By:	/s/ Krishna Sami
Name:	Krishna Sami
Title:	Director

List of Attachments

1.	HP Product

2.	Geographic Coverage Area

3.	Process and Performance Levels

4.	Call Closing Procedure

5.	HP Spare Parts Return Procedure

6.	Technical Assistance Procedure (CE Assist)

7.	AASO spare parts

8.	HP Service Report

9.	Invoice Summary Sheet

ATTACHMENT 1

HP Product

Hardcopy Devices

LaserJet and Inkjet Printers

(Product Lines 5M, 83, 7N, 7T, 30, 4X, 8A, 57, AK, PQ)

Low End Printers		Mid Range Printer
Product Name	HP Model Number	Product Name	HP Model Number
LJ 4L	C2003A	LJ 4050	C4251A
LJ 5L	C3941A	LJ 4050T	C4252A
LJ 6L	C3990A	LJ 4050N	C4253A
		LJ 4050TN	C4253A
LJ IIP	33471A
LJ IIIP	33481A	LJ 5000	C4110A
LJ 4MP	C2040A	LJ 5000G	C4111A
LJ 4P	C2005A	LJ 5000GN	C4112A
LJ 5P	C3150A
LJ 5MP	C3155A	Color LJ 4500	C4084A
LJ 6P	C3980A	Color LJ 4500N	C4089A
LJ 6MP	C3982A	Color LJ 4500DN	C4094A
LJ 1100	C4224A	LJ 4000	C4118A
LJ 1100A	C4218A	LJ 4000T	C4119A
LJ 1200	C7044A	LJ 4000N	C4120A
LJ 1220	C7045A	LJ 4000TN	C4121A
LJ 1220N	C7048A
		LJ 5	C3916A
LJ 2100	C4170A	LJ 5M	C3917A
LJ 2100M	C4171A	LJ 5N	C3952A
LJ 2100TN	C4172A	LJ 4	C2307A
		LJ 4M+	C2309A
LJ 2200	C7064A	LJ 4	C2001A
LJ 2200D	C7058A	LJ 4M	C2021A
LJ 2200DT	C7059A	LJ 4V	C3141A
LJ 2200DN	C7063A	LJ 4MV	C3142A
LJ 2200DTN	C7061A
		Color LJ 5	C3961A
LJ 3100	C3948A	Color LJ 5M	C3962A
LJ 3150	C4256A	Color LJ	C3100A
LJ 3200	C7052A	LJ4200
LJ 3200SE	C7053A	LJ4200N	Q2426A
LJ 3200M	C7055A	LJ4200TN	Q2427A
LJ 3300	C9124A	LJ4200DTN	Q2428A
LJ 3330	C9126A	LJ4200DTNS	Q2446A
		LJ4200DTNSL	Q2447A
PL5M – All-in-one products
PL83 – Personal Inkjet products		LJ4300	Q2432A
PL7T – Business Inkjet Products		LJ4300N	Q2433A
PL4X – Scanners		LJ4300TN	Q2434A
		LJ4300DTN	Q2435A
		LJ4300DTNS	Q2448A
		LJ4300DTNSL	Q2432A

ATTACHMENT 1

HP Product (cont)

High End Printers

Product Name	HP Model Number	Product Name	HP Model Number
LJ 8000	C4085A	LJ 8100	C4214A
LJ 8000N	C4086A	LJ 8100N	C4215A
LJ 000DN	C4087A	LJ 8100DN	C4216A
Color LJ 8500	C3983A	LaserJet Mopier 320	C4229A
Color LJ 8500N	C3984A	Digital Copy Module	C4230A
Color LJ 8500DN	C3985A	Mopier 320 Bundle	C4246A
		LaserJet Mopier 240	C4228A
LJ 5Si	C3166A
LJ 5SiMX	C3167A	LJ 4Si	C2010A
LJ 5SiNX	C3950A	LJ 4SiMX	C2011A

High End Deskjet Printer (PL 7N)

TBA

Plotters (PL 30)

TBA

Consumer PCs, Business PCs, Netservers, and Multivendor products

Product	Product Line	Description
Low End Printer	MultiVendor	Canon, Epson, Fujitsu, EC, OKI, TI, Toshiba printer, IJ650 and IJ652 Lexmark Printers, Inkjet printers.
Scanners	MultiVendor	Scanners
Mid Range Printer	MultiVendor	Lexmark Opta Color laser
Consumer PCs	PL6J	Presario Desktop systems
Presario Laptop systems
Business PCs	PL TC	HP Thin Client
HP Vectra PCs
	PL 7F	HP Kayak PCs
HP Brio PCs
Compaq Evo Desktop systems
	PL AN	HP Omnibook Laptop PCs
HP XE Laptop PCs
HP Pavilion Laptops
Compaq Armada Laptop PCs
Compaq Evo Laptop systems
	PL 5X	Workstations
	MultiVendor	Toshiba Laptop PCs
Netservers / Intel servers	PL 8B	HP Netservers
Proliant Servers (low end configurations)
Miscellaneous Equipment		Other Equipment as per attached schedules.

ATTACHMENT I

HP Product (cont)

Presario Notebook:

Presario 800XL	Presario 1200 – XL100	Presario 1200XL – 200 – 500
Presario 14XL	Presario 16XL	Presario 17XL
Presario 19XL

Discontinued Presario Notebook:

Presario 1060 & 1082	Presario 1207 & 1220	Presario 1230 & 1240
Presario 1260	Presario 1625, 1621, 1650	Presario 1660
Presario 1685 & 1692	Presario 1805	Presario 1925 & 1930

Presario Desktop:

Presario 100	Presario 2240/2250	Presario 2400/2260/2270/2280/2290
Presario 3500	Presario 50/51/5200	Presario 5300
Presario 5700	Presario 5800	Presario 7400/7500
Presario 7800	Presario 5000 & 7000	Presario 3200

Discontinued Presario Desktops:

Presario 2200	Presario 3000	Presario 4000
Presario 4100	Presario 4200	Presario 4400
Presario 4500	Presario 4600	Presario 4700
Presario 4800	Presario 7100/7200	Presario 8700
Presario 9200/9500

Armada Notebook

Armada M300	Armada M700	Armada E500
Armada E700	Armada V300	Armada 110
Armada 100

Discontinued Armada Notebook:

Armada 7800	Armada 7700	Armada 7300
Armada 6500	Armada 4200	Armada 4100
Armada 3500	Armada 1750	Armada 1700
Armada 1500	Armada 1500c	Armada 1100
Armada SB

Evo Notebook

Evo 1000c	Evo 1000v	Evo 610c
Evo 600c	Evo 410c	Evo 400c
Evo 200	Evo 180	Evo 160
Evo 150	Evo 115	Evo 110

Evo Desktop

Evo D510	Evo D500	Evo D310
Evo D300

Deskpro

Deskpro EN (SFF, CMT, SDT)	Deskpro EP/SB	Deskpro EX
Deskpro EXT

Workstations

Deskpro AP230	Deskpro AP240	Deskpro AP250
Deskpro AP300	Deskpro Professional AP200	Deskpro Professional AP400
Deskpro Professional AP500	Deskpro Professional AP550	Deskpro Professional AP750
Deskpro Professional AP800	Deskpro Professional AP6000	Deskpro Professional AP5100
Deskpro Professional AP5000	Evo workstation W4000	Evo workstation W4000CMT
Evo workstation W6000	Evo workstation W800

Discontinued Deskpro Products

Deskpro 1000	Deskpro 2000	Deskpro 4000 (N/S)
Deskpro 6000

Proliant Servers:

Proliant BL	Proliant CL	Proliant DL
Proliant ML	Proliant 8500	Proliant 8800
Proliant 8700	Proliant 6500	Proliant 6400
Proliant 6000	Proliant 5500	Proliant 3000
Proliant 1850	Proliant 1600	Proliant 850
Proliant 800	Proliant 400

ATTACHMENT 2

Geographical Coverage Area

This Agreement shall operate within the following geographical areas:

Papua New Guinea

Solomon Islands

Vanuatu

Fiji

Other Pacific Islands as mutually agreed.

ATTACHMENT 3

Required Performance Document

Refer separate document “Datee Attachment 3 v 5.1”

ATTACHMENT 4

Call Closing Procedure

Call Closing Procedure

1	On completion of the repair and after each visit to site, AASO is required to provide call closure details as outlined in this Attachment.

2	Details may be provided either by direct data entry in to HP’s Fireman database where access exists, in which case HP’s CSO coding guidelines shall apply, or alternately via telephone, or other such method as agreed to by the Parties.

3	Where more that 1 call is completed on any day, call closure details should be batched and forwarded to HP at the completion of each business day or such frequency as requested by HP.

4	Any issues regarding call closure requirements should be directed to HP Revenue Processing Group on 03 8877 3704 or 1800 337 015.

5	The following details arc required to be provided to enable the call to be closed. All current requirements are available on the CSO Quick reference Guide.

CSO number:	(HP Reference number)
Hours:	(Time spent on site)
Travel:	(Time spent collecting parts & traveling to site)
Started:	(Date & time arrived at customer site)
Finished:	(Date & time left customer site)
Serial No.	(Defective unit serial number)
Model No.	(Defective unit model number)

Repair Class:	(refer below)
Repeat Code:	(refer below)
Delay Code:	(refer below)
Failure Code:	(refer below)
QA Codes	(refer below)
Engineer comments	(Description of work carried out. e.g.: replaced fuser unit)

REPAIR CLASS CODES – MOST COMMONLY USED

This is a two digit alpha code identifying the type of service given to the customer.

This is important information. It is used by the Responsible Division and is particularly important for warranty repairs and report stats.

CO	Primary cause is components
AO	Adjustment/Alignment only
NT	No trouble found
IR	Incomplete repair - unable to fix
SN	Service Note.
UC	User caused (This code cannot be used for warranty billing)

REPEAT CODE:

e.g.	1.	Went to site once
	2.	Went to site twice

DELAY CODE:

0.	No delay
1.	Part available - not taken to site
2.	Part not in office
3.	Kit not available
4.	Part defective from stock
5.	Inadequate diagnostics
6.	Inadequate training
7.	Inadequate test equipment
8.	Intermittent problem
9.	Other type of problem

PART FAIL CODES – MOST COMMONLY USED

Exchange Assemblies

55	DOA The assembly has been found dead on arrival or detective from stock.
72	Non-Defective The part was replaced per a service note, upgrade update or gratis repair
74	Verified Failure The defective part was reinserted into the same or similar product and the failure mode was duplicated.
75	Intermittent Failure Verified The defective part was reinserted into the same or similar product and intermittent failure was duplicated
78	Solid Failure Non-Verified The part replaced fixed the problem, however the part was not tested on another machine.
79	Intermittent Non-Verified The part replaced fixed the intermittent problem, but was not tested on anther machine

Non-Exchange Parts

Mechanical

02 Distorted, bent	03 Restricted, binding, stuck	04 Damaged, broken, cracked
09 Alignment	12 Loose Slippage, not tight	20 Excessive wear, worn out
45 Noise	49 Scratched	60 Insulation damage
69 Appearance

Electrical

01 Arcing	15 Noise	16 Open
18 Shorted	24 Spurious output	26 No output, dead
36 Excess Current	38 Intermittent	48 Burned, overhead

Miscellaneous

05 Fungus	07 Corroded
10 Incorrect part	14 Missing part
17 Adjusted, repaired, cleaned	29 Not in specifications
34 Reversed part, mis inserted	35 No trouble found, problem isolated
40 Bad solder joint	41 Mismarked	43 Modification
44 Dirty, contaminated, unclean	46 Design error
47 Documentation	51 Sharp, blurred
55 Defective from stock	58 Misconfigured

QA CODES:

These are codes used to highlight issues relating to service delivery.

2B.	Wrong part or advice recommended by CE Assist
2C.	Tech knowledge of CE Assist not sufficient
2D.	Wrong product # on CSO
2F.	Wrong or missing recommended parts info
3J.	Call sent to wrong CE or district
3K.	Call sent to field late (>25% of the response time)
4K.	Parts not delivered
4L.	Parts delivered late
4M.	Parts not stocked for reactive call
4N.	Contents of box different than label
4P.	Defective from stock - DOA/scaled box
4Q.	Defective from stock - DOA/unscaled box
4R.	Part sent to wrong location
4S.	Wrong part or quantity shipped
5E.	Customer site problem / site not ready
5F.	Customer would not release system
6W.	Down systems (FMN/SAM etc) affected service call
6Z.	No Defects
7G.	Assist requested/CE not familiar with product

ATTACHMENT 5

HP Spare Parts Return Process

<To be provide via separate documentation>

ATTACHMENT 6

Technical Assistance Procedure

(CE Assist)

Field Engineer CE-Assist/Escalation Guidelines

When to Log a CE-Assist Call

CE-Assist should be logged in the following situations:

•	Parts advised to be taken arc incorrect.

•	Call is allocated to a CE with no previous knowledge of product.

•	CE feels that they are unable to repair the product without first talking to a specialist.

•	CE is unable to affect the repair and needs assistance to take the next step in the repair.

•	CE feels that an excessive number of parts arc being sent for the call.

•	CE has been on-site for more than one hour and is no closer to a resolution.

•	CE has been instructed to log assist call by screener or product specialist.

•	Customer expresses high level of dissatisfaction with product, HP or engineer.

How to Log a CE-Assist Call

To log an assist call you should call the HP call coordinators on 03 8877 5360. CE Assist for server products should be logged via 13 11 47.

What information is required when logging an Assist Call

The HP coordinator will ask you for the following information:

• CSO number for the call you are working on or CZ number if you work for a channel partner.

• Engineer name.

• Contact number.

• Unit product number or model number that you are working on.

• Type of problem.

• Response priority required:	Priority 1- 15 minute callback
Priority 2- 1 hour callback
Priority 3- next day callback

ATTACHMENT 7

AASO spares list

ATTACHMENT 8

HP Service Report

Refer separate document “HP Service Report v 1.0

ATTACHMENT 9

Invoice Summary Sheet

Refer separate document “HP Invoice Summary”